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                               TRENWICK GROUP INC.
                Exhibit 11.0 -- COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)



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
                                                       Three Months Ended         Nine Months Ended
                                                          September 30,             September 30,
                                                      --------------------      --------------------
                                                        1996         1995         1996         1995
                                                        ----         ----         ----         ----
PRIMARY

Average shares outstanding                              6,705        6,489        6,658        6,470

Weighted average shares of common stock
     equivalents associated with
     stock options, net                                   155          250          174          221
                                                      -------      -------      -------      -------

Total                                                   6,860        6,739        6,832        6,691
                                                      =======      =======      =======      =======

Net income                                            $ 8,520      $ 7,956      $25,029      $21,800
                                                      =======      =======      =======      =======

PER SHARE AMOUNT                                      $  1.24      $  1.18      $  3.66      $  3.26
                                                      =======      =======      =======      =======

FULLY DILUTED

Average shares outstanding                              6,705        6,489        6,658        6,470

Weighted average shares of common stock
     equivalents associated with
     stock options, net                                   155          318          179          317

Assumed conversion of 6% convertible
debentures                                              2,134        2,134        2,134        2,134
                                                      -------      -------      -------      -------

Total                                                   8,994        8,941        8,971        8,921
                                                      =======      =======      =======      =======

Net income                                            $ 8,520      $ 7,956      $25,029      $21,800

Add 6% convertible conversion debenture interest
net of federal income tax effect                        1,058        1,054        3,170        3,161
                                                      -------      -------      -------      -------

Total                                                 $ 9,578      $ 9,010      $28,199      $24,961
                                                      =======      =======      =======      =======

PER SHARE AMOUNT                                      $  1.06      $  1.01      $  3.14      $  2.80
                                                      =======      =======      =======      =======
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